Exhibit 99.1

777 Old Saw Mill River Road Tarrytown, New York 10591 (914) 789-2800 www.progenics.com

Contact:	Amy Martini Corporate Affairs (914) 789-2816 amartini@progenics.com	Kathleen Fredriksen Corporate Development (914) 789-2871 kfredriksen@progenics.com

PROGENICS PHARMACEUTICALS ANNOUNCES FOURTH
QUARTER AND YEAR-END 2012 FINANCIAL RESULTS

Tarrytown, NY, March 15, 2013 – Progenics Pharmaceuticals, Inc. (NASDAQ:PGNX) today announced its results of operations for the fourth quarter and year end 2012.

Net loss for the fourth quarter was $0.3 million or $0.01 diluted per share, compared to net loss of $10.7 million or $0.32 diluted per share in the 2011 period. Net loss for the year was $35.4 million or $1.02 diluted per share, compared to net income of $10.4 million or $0.31 diluted per share in 2011. The 2012 results include revenue from partnering two proprietary research programs, while 2011 results reflect upfront payment and reimbursement revenue from the company's Relistor® collaboration with Salix Pharmaceuticals. At December 31, 2012, Progenics had cash, cash equivalents and securities of $62.1 million, an increase of $17.8 million in the quarter including proceeds of a fourth quarter follow-on common stock offering and reflecting use of $11.3 million for the full year.

Fourth quarter revenue totaled $8.9 million, up $6.7 million from the 2011 period, resulting primarily from the partnering transactions. For the full year, Progenics reported revenues of $14.0 million, compared to $84.8 million for 2011, a decrease primarily from 2011 recognition of the Salix collaboration.

Royalty income for the quarter was $0.8 million compared to $1.3 million in the fourth quarter of 2011, reflecting stocking activity in 2011. Royalty income for the year was $5.0 million compared to $3.0 million for 2011.

Net sales reported to Progenics by Salix (in millions):

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2012	2011	2012	2012	2011
U.S.	$4.1	$8.0	$3.8	$29.2	$21.5
Ex-U.S.	1.1	0.8	1.1	4.0	5.5
Global	$5.2	$8.8	$4.9	$33.2	$27.0

Fourth quarter and full year research and development expenses decreased by $2.4 million and $20.7 million, respectively, compared to the 2011 periods, primarily from reduced headcount and decreased laboratory, manufacturing and operating expenses. Clinical trial expenses increased in the fourth quarter compared to the 2011 period and decreased for the full year. Fourth quarter general and administrative expenses decreased $1.1 million from 2011; full year G&A expense was down $3.5 million, in each case due to lower consulting, compensation and other operating expense. Company-wide headcount as of December 31, 2012 declined to 76 from 105 as of December 31, 2011.

Progenics Announces Fourth Quarter and Year-End 2012 Financial Results

Fourth Quarter Highlights

•	Completed underwritten public offering of 12,650,000 primary common shares resulting in $23.3 million net proceeds.

•	Out-licensed C. difficile preclinical program for $5.0 million upfront payment (received in January) with potential future milestones and royalties.
•
Fourth quarter Relistor global net sales increased 8% from the third quarter, but decreased 40% from the prior year period due to 2011 stocking activity. Annual Relistor global net sales increased 23% over 2011.

Recent Events
•	Acquired Molecular Insight Pharmaceuticals, expanding our oncology pipeline with diagnostic and small molecule therapeutic candidates targeting PSMA and prostate cancer.
•	Reported positive clinical data from a study of two novel radiolabeled small molecule imaging agents – 123I-MIP-1072 and 123I-MIP-1095 – targeting PSMA.

Conference Call and Webcast

Progenics will review fourth quarter and year-end financial results in a conference call today at 8:30 a.m. EDT. To participate, please dial (877) 250-8889 (domestic) or (720) 545-0001 (international) and reference conference ID 21225492. A live webcast will be available on the Events section of the Progenics website, www.progenics.com, and a replay will be available on the website for two weeks.

- Financial Tables follow -

Progenics Announces Fourth Quarter and Year-End 2012 Financial Results

PROGENICS PHARMACEUTICALS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except net (loss) income per share)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2012	2011	2012	2011
Revenues:
Royalty income	$782	$1,279	$4,963	$3,046
Collaboration revenue	8,004	366	8,525	76,764
Research grants	71	464	488	4,810
Other revenues	28	88	72	176
Total revenues	8,885	2,197	14,048	84,796
`
Expenses:
Research and development	5,423	8,296	31,840	53,183
License fees – research and development	510	12	1,170	578
Royalty expense	79	131	499	405
General and administrative	2,953	4,035	14,706	18,248
Depreciation and amortization	261	485	1,324	2,066
Total expenses	9,226	12,959	49,539	74,480

Operating (loss) income	(341)	(10,762)	(35,491)	10,316

Other income:
Interest income	17	16	60	65
Total other income	17	16	60	65

Net (loss) income before income taxes	(324)	(10,746)	(35,431)	10,381
Income tax benefit	-	-	-	-
Net (loss) income	$(324)	$(10,746)	$(35,431)	$10,381

Net (loss) income per share; basic	$(0.01)	$(0.32)	$(1.02)	$0.31
Weighted average shares outstanding; basic	37,590	33,700	34,754	33,375

Net income (loss) per share; diluted	$(0.01)	$(0.32)	$(1.02)	$0.31
Weighted average shares outstanding; diluted	37,590	33,700	34,754	33,494

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited) (in thousands)
	December 31, 2012	December 31, 2011

Cash and cash equivalents	$58,838	$70,105
Accounts receivable	6,937	1,516
Auction rate securities	3,240	3,332
Fixed assets, net	3,399	4,038
Other assets	3,894	1,119
Total assets	$76,308	$80,110

Liabilities	$8,902	$7,943
Deferred revenue	838	366
Total liabilities	9,740	8,309
Stockholders' equity	66,568	71,801
Total liabilities and stockholders' equity	$76,308	$80,110

Progenics Announces Fourth Quarter and Year-End 2012 Financial Results
About Relistor

Progenics has exclusively licensed development and commercialization rights for its first commercial product, Relistor, to Salix Pharmaceuticals, Ltd. for markets worldwide other than Japan, where Ono Pharmaceutical Co., Ltd. holds an exclusive license for the subcutaneous formulation. Relistor (methylnaltrexone bromide) subcutaneous injection is a first-in-class treatment for opioid-induced constipation approved in more than 50 countries for patients with advanced illness.

Important Safety Information for subcutaneous Relistor

Relistor is indicated for the treatment of opioid-induced constipation (OIC) in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. Use of Relistor beyond four months has not been studied.

Relistor is contraindicated in patients with known or suspected mechanical gastrointestinal obstructionIf severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with Relistor and consult their physician. Use of Relistor has not been studied in patients with peritoneal catheters.

Safety and efficacy of Relistor have not been established in pediatric patients.

Rare cases of gastrointestinal (GI) perforation have been reported in advanced illness patients with conditions that may be associated with localized or diffuse reduction of structural integrity in the wall of the GI tract (i.e., cancer, peptic ulcer, Ogilvie's syndrome). Perforations have involved varying regions of the GI tract (e.g., stomach, duodenum, colon).

Use Relistor with caution in patients with known or suspected lesions of the GI tract. Advise patients to discontinue therapy with Relistor and promptly notify their physician if they develop severe, persistent, and/or worsening abdominal symptoms.

The most common adverse reactions reported with Relistor compared with placebo in clinical trials were abdominal pain (28.5% vs. 9.8%), flatulence (13.3% vs. 5.7%), nausea (11.5% vs. 4.9%), dizziness (7.3% vs. 2.4%), diarrhea (5.5% vs. 2.4%), and hyperhidrosis (6.7% vs. 6.5%).

Relistor full Prescribing Information for the U.S. is available at www.relistor.com.

About Progenics

Progenics Pharmaceuticals, Inc. develops innovative medicines for oncology, and has a pipeline that includes product candidates in preclinical through late-stage development. Progenics' first commercial product, Relistor® (methylnaltrexone bromide) for opioid-induced constipation, is marketed and in further development by Salix Pharmaceuticals, Ltd. for markets worldwide other than Japan, where Ono Pharmaceutical Co., Ltd. holds an exclusive license for the subcutaneous formulation. For additional information, please visit www.progenics.com.

Progenics Announces Fourth Quarter and Year-End 2012 Financial Results

This press release may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release.
(PGNX-F)
Editors Note:
For more information, please visit www.progenics.com.
For more information about Relistor, please visit www.relistor.com.